EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-116345 and 333-129609) of Digirad Corporation of our report dated February 11, 2009 with respect to the consolidated financial statements and schedule of Digirad Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Diego, California